EXHIBIT 3.5

DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

Important: Read attached instructions before completing form.	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.	Name of corporation:	Chiste Corporation

2.	The articles have been amended as follows (provide article numbers, if available):
Article First is hereby amended to change the name of the corporation to “HydroGen Corporation”.

Article Fourth is modified to provide for a reverse split of the outstanding shares of common stock at the rate of one share for every 25 outstanding shares, without changing the authorized capital of the corporation of 65,000,000 shares of common stock and 10,000,000 shares of preferred stock.

3.
The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: The common stock and Series B Preferred Stock, on an as converted basis, voting as a single class, approved the name change by a vote of 151,768,562 shares representing 81.5% of the shares entitled to vote and approved the reverse split by a vote of 151,767,909 shares representing 81.5% of the shares entitled to vote.*

4.	Effective date of filing (optional):
(must not be later than 90 days after the certificate is filed)

5.	Officer Signature (required):	/s/ Joshua Tosteson
Joshua Tosteson, President

*
If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE